CELLULAR DYNAMICS INTERNATIONAL, INC.
ANNUAL INCENTIVE CASH COMPENSATION PLAN
Adopted May 7, 2013
Effective for Annual Incentive Awards made for Plan Years beginning on or after January 1, 2013
ARTICLE I
Establishment and Purpose of Plan
1.1    Establishment of Plan. This Cellular Dynamics International, Inc. Annual Incentive Cash Compensation Plan (the “Plan”) is hereby established by Cellular Dynamics International, Inc., a Wisconsin corporation (the “Company”).
1.2    Purpose of Plan. The purpose of the Plan is to promote the growth and development of the Company by allowing Participants to financially participate in such growth and development and aligning the performance of the Company with annual cash incentive compensation.
ARTICLE II
Definitions
2.1    “Annual Incentive Award” means an award opportunity granted to a Participant under this Plan enabling the Participant to earn cash compensation from the Company for the applicable Plan Year.
2.2    “Cause” shall have the same meaning as under the Equity Incentive Plan.
2.3    “Change in Control” shall have the same meaning as under the Equity Incentive Plan.
2.4    “Committee” means the compensation committee of the Board of Directors of the Company.
2.5    “Company” means Cellular Dynamics International, Inc., a Wisconsin corporation, or any successor thereto.
2.6    “Disability” shall have the same meaning as under the Equity Incentive Plan.
2.7    “Equity Incentive Plan” shall mean the 2013 Equity Incentive Plan of Cellular Dynamics International, Inc.
2.8    “Participant” means any employee of the Company participating in the Plan for the applicable Plan Year.
2.9    “Plan Year” means the Company’s fiscal year, which is currently the twelve (12) month period beginning on January l and ending on the following December 31.

ARTICLE III
Participation and Vesting
3.1    Participation. Participation in the Plan for any Plan Year shall be limited to the employees of the Company that are designated as Participants by the Committee. At the Company's discretion, any person who becomes a Participant after the commencement of a Plan Year may be eligible to participate in the Plan on such terms as the Committee may determine.

3.2    Vesting / Certain Terminations of Employment. Except as otherwise provided by the Committee or in this Section 3.2, a Participant shall become eligible to receive payment for an Annual Incentive Award granted hereunder only if the Participant is continuously employed by the Company throughout the Plan Year and as of the last day of such Plan Year. If a Participant terminates employment with the Company prior to the end of any Plan Year due to the death or Disability of the Participant, the Participant shall be entitled to receive a prorated portion of the Participant’s target Annual Incentive Award for such Plan Year. Upon a Participant’s termination of employment by the Company without Cause following a Change in Control but in the same Plan Year during which the Change in Control occurs, the Participant shall be entitled to receive a prorated portion of the Participant’s Annual Incentive Award for such Plan Year. The prorated portion of any Annual Incentive Award payable under this Section 3.2 shall be based on the number of days worked by the Participant during the Plan Year prior to and including the date of the Participant’s termination of employment. If a Participant terminates his employment prior to the last day of the Plan Year for any other reason, the Participant forfeits any payment of his or her Annual Incentive Award applicable to such Plan Year.
ARTICLE IV
Establishment of Objectives for Annual Incentive Awards
4.1    Performance Goals. At or as soon as practicable following the beginning of any Plan Year, the Committee shall establish one or more performance goals applicable to a Participant to earn an Annual Incentive Award for such Plan Year as it deems appropriate. The performance goals may be based on any objective financial metric related to the Company or a division thereof and/or may be based on strategic performance goals for the Participant and/or the Company. The Committee, in its discretion, may delegate the establishment of the strategic performance goals for a Participant’s Annual Incentive Award to the Company’s officers. The performance goals may vary from Plan Year to Plan Year. For each performance goal, the Committee shall establish a threshold goal for achievement (the minimum level at which an Annual Incentive Award shall be payable), a target goal for achievement (based on the expected achievements by the Company and the Participant), and an outstanding goal for achievement (based on outstanding achievement).
4.2    Award Opportunities. At or as soon as practicable following the beginning of any Plan Year, the Committee shall establish corresponding award opportunities applicable to each of the performance goals established by the Committee for such Plan Year as it deems appropriate. For each Participant, the Committee shall establish a target Annual Incentive Award which shall entitle the Participant to earn an amount equal to a percentage of the Participant’s annual base salary in effect at the time the opportunity is established, assuming the target performance goal(s) established by the Committee are met. The target award opportunities for Participants may vary from Plan Year to Plan Year. In addition, the Committee shall establish threshold and outstanding award opportunities resulting in payments under the Annual Incentive Award in the event the threshold or outstanding performance goal(s) established by the Committee are met.
4.3    Achievement of Performance Goals Between Threshold, Target and Outstanding. Except as otherwise determined by the Committee at the beginning of the Plan Year, achievement of a performance goal between the threshold goal and the target goal will result in a payout that is linearly interpolated between the threshold and target opportunities and achievement of a performance goal between the target goal and the outstanding goal will result in a payout that is linearly interpolated between the target and outstanding opportunities.
ARTICLE V
Determination and Payment of Annual Incentive Awards
5.1    Determination of Achievement of Annual Incentive Awards. As soon as administratively feasible after the completion of the Company’s audited financial statements for each Plan Year, the Committee shall determine a Participant’s achievement(s) towards the applicable performance goal(s) established for the Participant’s Annual Incentive Award for the applicable Plan Year and the corresponding payment under the Annual Incentive Award earned by the Participant based on such achievement(s). Performance achievement(s) below the threshold goal(s) will result in no payment under the Annual Incentive Award. The amount of any Annual Incentive Award shall be capped at the outstanding opportunity and therefore, performance achievement(s) above the outstanding goal(s) will result in the outstanding opportunity.
5.2    Payment After Annual Incentive Award Determination. The Annual Incentive Awards shall be distributed to the Participants for each Plan Year in cash in a lump sum within thirty (30) days after the Committee’s determination of the amounts payable to the Participants for an applicable Plan Year, but in no event later than December 31 of the Plan Year following the applicable completed Plan Year. In the event a Participant is entitled to a prorated portion of an Annual Incentive Award pursuant to Section 3.2 above, the Company shall pay the Annual Incentive Award to the Participant (or his beneficiary) within thirty (30) days of the date of the event entitling the Participant to such payment (e.g., death or Disability).
5.3.    Withholding. The Company shall deduct from any payments made to a Participant under the Plan any federal, state, local or other taxes or charges, if any, which the Company is from time to time required to withhold under applicable law. The Company shall have the right to rely upon an opinion of legal counsel or its accountants as to the amount to be so deducted.
ARTICLE VI
Determinations
All accounting determinations and financial calculations made under the Plan shall, to the extent appropriate, be made in accordance with the Company’s publicly filed financial statements. The Committee may, in its sole discretion, make any adjustment to the calculation of any values hereunder to properly reflect any change to or any new law, regulation, rule or standard applicable to the Company, its operations or its financial reporting obligations made by any governmental, administrative, regulatory or similar governing body or any financial standards board, including, without limitation, any accounting standard, rule or interpretation issued by the Financial Accounting Standards Board, or any amendment to the Internal Revenue Code of 1986 or any successor law, or the regulations promulgated thereunder, in order to maintain a consistent treatment of the calculation of the values.
ARTICLE VII
No Right to Employment
Nothing in this Plan shall be construed as granting to a Participant any right with respect to continued employment by the Company.
ARTICLE VIII
Miscellaneous

8.1    Governing Law. The Plan shall be construed, administered and governed in all respects under and by the internal laws of the State of Wisconsin without regard to any conflicts of law principles.
8.2    Binding Effect. In consideration of the benefits conferred hereunder, any Participant and the Participant’s respective heirs, beneficiaries and permitted assigns shall be conclusively presumed to have agreed to be bound by all of the terms and conditions of the Plan as presently constituted and as it may be amended from time to time.
8.3    Amendment or Termination of the Plan. The Company may terminate or amend the Plan hereunder as it deems appropriate.
8.4    Independence of Plan. It is intended that the Plan be construed and administered independently of any and all other employee benefit plans, fringe benefit programs or compensation arrangements of the Company. Accordingly, except as otherwise determined by the Company, neither the Plan nor any of the benefits payable hereunder shall be construed, administered or considered so as to have any effect on any existing or future pension, profit-sharing, incentive compensation or other employee benefit program or plan of the Company and no such program or plan of the Company shall be construed or administered to have any effect on the Plan.
8.5    Notices. Any notice required or permitted to be given under the Plan shall be sufficient if hand delivered or if mailed or sent by commercial delivery service, postage or other fees prepaid, to the Company at its principal office or to a Participant at the Participant’s latest address as shown on the records of the Company.
8.6    Headings. The headings of Articles and Sections of the Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

8.7    Use of Words. Wherever the context so requires, words in the singular include the plural.

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